September 18, 2002

CONTACT: William F. Richmond, S.V.P. & C.F.O.
423-787-1211

                                                           FOR IMMEDIATE RELEASE

         GREENE COUNTY BANCSHARES, INC. ANNOUNCES STOCK REPURCHASE PLAN

GREENEVILLE, Tenn--Greene County Bancshares, Inc. (Pink Sheets:GRCB) today announced that its Board of Directors, at its meeting on September 17, 2002, authorized the repurchase of up to $2,000,000 of the company's outstanding common stock beginning in October. The repurchase plan will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the company. The plan will be in effect for the earlier of twelve months or until the total is repurchased.

"This repurchase reflects our confidence in the value of our stock and prospects for future performance," said Stan Puckett, Greene County Bancshares Chairman and CEO. Puckett further commented that the repurchases generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of purchases.

Greene County Bancshares, Inc. had approximately 6.8 million common shares outstanding and approximately 1,843 shareholders of record as of June 30, 2002. Its stock currently trades in the over-the-counter market utilizing the "pink sheet" trading format, although the company is in the process of listing its shares on the Nasdaq National Market System.

Greene County Bancshares, Inc., which is headquartered in Greeneville, Tennessee, is the holding company for Greene County Bank. It had total assets of approximately $829 million and employed 384 individuals on a full-time equivalency basis at June 30, 2002. Greene County Bank is the largest community bank in East Tennessee and now has 29 branches throughout East Tennessee and one branch in Western North Carolina. Greene County Bank does business in Washington County, Tennessee as Washington County Bank; in Sullivan County, Tennessee as Sullivan County Bank and First Bristol Bank; in Hamblen County, Tennessee as Hamblen County Bank; in Blount County, Tennessee as American Fidelity Bank; in McMinn County, Tennessee as Bank of Athens and Bank of Niota; in Hawkins County, Tennessee as Hawkins County Bank and Bank of Bulls Gap; in Cocke County, Tennessee as Cocke County Bank; in Loudon County, Tennessee as Community Bank of Loudon County; in Monroe County, Tennessee as Community Trust Bank; and in Wilson County, Tennessee as President's Trust. In addition, Greene County Bank also conducts separate businesses through three wholly-owned subsidiaries:
Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in subprime automobile lending; and Fairway Title Co., a title company.

This news release may contain forward-looking statements regarding Greene County Bancshares, Inc. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in the Greene County Bancshares, Inc. filings with the Securities and Exchange Commission.